Exhibit 2.3

ADOBE SYSTEMS, INC.

WAIVER AND CONSENT

December 12, 2016

THIS WAIVER (this “Waiver”) is made as of the date first set forth above, by and among Adobe Systems Incorporated, a Delaware corporation (the “Parent”), Tiger Acquisition Corporation, a Delaware Corporation (“Merger Sub”) and [      ] (the “Transferor”).  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Tender and Support Agreement (as defined below).

RECITALS

WHEREAS, the Parent, Merger Sub and Transferor are party to that certain Tender and Support Agreement, dated as of November 10, 2016 (the “Support Agreement”), pursuant to which the Transferor has agreed to tender to Parent all of Transferor’s beneficially owned shares of TubeMogul, Inc., a Delaware corporation, (the “Company”), and Section 4.01(i) of which requires Transferor to obtain the prior written consent of Parent prior to assigning any rights or obligations under the Support Agreement;

WHEREAS, the Transferor wishes to transfer [   ] shares (the “Transfer Shares”) of Company common stock (the “Transfer”);

NOTICE AND WAIVER

NOW, THEREFORE, in consideration of the foregoing, and other good and fair consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Waiver.  The Parent and the Merger Sub hereby irrevocably, unconditionally and without reservation waive any of Transferor’s obligations with respect to the Transfer Shares under the Support Agreement.

2.                                      Consent. The Parent and the Merger Sub hereby irrevocably, unconditionally and without reservation consent to the Transfer and to the assignment of the Transferor’s rights in such Transfer Shares free of any obligations under the Support Agreement to the transferee, solely with respect to the Transfer Shares.

3.                                      Governing Law.  This Waiver and Consent is to be construed and interpreted with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law rule which would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties hereunder.

4.                                      Counterparts.  This Waiver may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered via facsimile, .pdf or other electronic transmission.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Waiver and Consent as of the date first set forth above.

ADOBE SYSTEMS INCORPORATED

By:
	Name:	Mark Garrett
	Title:	Executive Vice President and Chief Financial Officer

TIGER ACQUISITION CORPORATION

By:
	Name:	Justin Judd
	Title:	Vice President and Assistant Secretary

TRANSFEROR:

By:
Name: